Exhibit 99.1

Alaska Communications Initiates Dividend Program, Withdraws IDS Filing and Reports Third Quarter Results

    ANCHORAGE, Alaska--(BUSINESS WIRE)--Oct. 28, 2004--Alaska
Communications Systems Group, Inc. (NASDAQ:ALSK)


    -- Fourth Consecutive Quarter of Record Wireless Growth -

    -- Net Cash Provided by Operating Activities of $15.5 Million -

    Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its third quarter ended September 30, 2004. In addition, the company today separately announced the initiation of a quarterly cash dividend and the withdrawal of its registration statements previously filed with the Securities and Exchange Commission (SEC) for an initial public offering of Income Deposit Securities (IDS).
    "Over the past year, we have transformed ACS into a truly customer-focused company," stated Liane Pelletier, ACS president and chief executive officer. "We have been implementing growth strategies that capitalize on our outstanding position as the only state-wide integrated service provider in Alaska that owns local and long distance, Internet and wireless facilities. Our success is evident from our results, including posting our fourth consecutive quarter of record wireless subscriber growth, bringing our total to over 95,500 wireless subscribers, and increasing our total retail relationships growth rate for all of our products by 193 percent, or an increase of over 4,100 relationships, versus last quarter. We are committed to continuing to post strong market results, achieving operational improvements and driving total shareholder returns. As a result, today we announce an annual dividend program for holders of our common stock."

    Dividend Program

    Subsequent to the end of the third quarter, the company initiated its first quarterly cash dividend of $0.185 per share, which is equivalent to an annual rate of $0.74 per share. The first quarterly cash dividend of $0.185 per share is payable on January 19, 2005 to stockholders of record at the close of business on December 31, 2004.

    Financial Highlights

    For the third quarter ending September 30, 2004, revenues were $76.6 million, which represented a 4.6 percent increase over third quarter 2003 revenues of $73.2 million, adjusted to exclude revenues from the discontinued State of Alaska contract. Including the state of Alaska contract revenues, reported revenues for the third quarter of 2003 were $78.2 million. Wireless contributed significantly to revenue growth as wireless revenue rose to $16.2 million this quarter compared to $12.6 million a year ago. Notably, this total revenue growth was achieved while the overall U.S. telecom industry experienced local telephone line migration to cable telephony and ACS experienced seasonal factors common for Alaska, which combined contributed to a
1.8 percent sequential decrease in access lines.

    Also during the third quarter 2004 compared to third quarter 2003:

    -- Net loss declined to $16.2 million from $75.6 million and to a loss of $0.55 per share from $2.54 per share, respectively;

    -- Adjusted EBITDA was $21.6 million, which included $5.3 million of charges incurred as the result of a thorough balance sheet review and a detailed analysis of opportunities to enhance long-term cash generation, and $490,000 of increased legal expenses associated with the Turner case. This amount compares to $16.4 million for the third quarter of 2003;

    -- Interest expense declined to $11.7 million from $22.6 million due to the early extinguishment of debt during the third quarter of 2003;

    -- Generated strong cash flows from operations, providing $15.5 million of funding for maintenance capital expenditures and shareholder returns;

    -- Free cash flow was $5.7 million adjusted for pre-funded growth capital expenditure projects; and

    --  Closed the quarter with a cash balance of $79.7 million.

    Pelletier added, "Our goal is to capitalize on our strong market position and comprehensive product line by strengthening the relationship with our target customers. For example, we have built competitive advantages in our wireless offering by being first-to-market with exciting new products like picture phones, PDAs and personal computer air cards, in addition to being the only provider of new EV-DO wireless data services with the highest available mobile speeds. Wireless has emerged as a very compelling door opener, which provides our cross-trained sales representatives the opportunity to introduce our full product portfolio. With our one-stop telecommunications shop and integrated approach to solving customer needs, we believe we will grow our share of wallet and create a loyal customer base."

    Metric Highlights: Third Quarter 2004 Compared to Second Quarter
2004

    -- Increased total number of retail customer relationships across all product lines by 4,100, to over 388,000 total, a net addition growth rate of 193 percent.

    -- Continued to significantly benefit from the introduction of wireless number portability as 3 out of 4 customers ported their numbers to ACS.

    -- Added over 4,400 wireless subscribers, growing 4.9 percent and bringing the total to over 95,500 wireless subscribers. Churn remained constant at 1.7 percent.

    -- Improved wireless average revenue per unit (ARPU) to $47.43, and minutes of use (MOU) increased by 7.7 percent to approximately 74 million minutes. During the quarter we changed the methodology of calculating ARPU to exclude equipment sales and roaming revenue from non-ACS subscribers.

    -- Increased digital subscriber lines (DSL) 7.8 percent to approximately 22,600.

    -- Increased long distance subscribers by 1,681 to 44,334 customers, a 3.9 percent increase, principally as a result of a focused selling effort and the bundling of the long distance product with other ACS services.

    -- Access lines, excluding the impact of a change in line counting methodology, which decreased by approximately 5,600 lines, or 1.8 percent, were offset in part by higher quality of retail line installs which carry ARPUs that are on average 11 percent higher.

    Financial Review

    "Since I joined ACS in March, my financial team and I have conducted a systematic analysis focusing on improving cash flow performance and critically assessing the carrying values on our balance sheet," said David Wilson, ACS senior vice president and chief financial officer. "We are committed to maximizing shareholder value and aggressively pursuing opportunities to improve cash generation. Our efforts are decisive when evaluating all aspects of our financial statements, and this quarter we incurred a number of charges as a result. We have also completed our comprehensive balance sheet review and have implemented improvements to effectively give the company a clean start. In short, ACS now has a focused strategy, clear customer focus and a strong balance sheet to support these initiatives."
    During the third quarter, ACS identified areas of financial management improvement, which resulted in (A) one-time charges of $3.6 million and (B) other charges of $5.3 million that are summarized below.

    (A) One-time Charges:

    -- Recognized one-time early termination charge of $2.8 million on an aircraft-operating lease. The termination of the lease is expected to save the company approximately $1.0 million per year.

    -- Recognized a one-time non-recurring charge of $750,000 for a capped commitment to cover cost overruns incurred by Neptune with the Alaska Rail Road.

    (B) Other Charges:

    -- Wrote off $2.6 million of obsolete inventory, a major component of which was acquired in 1999.

    -- Recorded $770,000 in cellular access charges concerning a reciprocal compensation dispute with Dobson Communication.

    -- Wrote down the value of various long-standing assets for reimbursable expenses and vendor credits by $710,000.

    -- Increased legal reserves for various open disputes by $570,000.

    -- Reserved for a vacated lease on a sales office of $200,000 following the consolidation of office premises.

    -- Reversed $420,000 of previously recognized pay station dial around revenue following receipt of notice from a clearinghouse that AT&T had previously over funded the shared revenue pool.

    Recent Business Highlights

    -- In July, the Regulatory Commission of Alaska (RCA) granted competitive eligible telecommunications carrier (CETC) status to ACS for its wireless services in the Matanuska Telephone Association and ACS of Fairbanks study areas. This will enable ACS to receive Universal Service Funds for serving these areas.

    -- In August, building on its "Mobile to Mobile" offering, ACS launched its innovative wireless ''Mobile to Home'' calling feature, which allows wireless customers to enjoy unlimited calling between their wireless phone and their home telephone number, and vice versa. As the first provider in Alaska with this feature, ACS is increasing customer convenience and providing a valuable solution for keeping in touch.

    -- In September, the RCA confirmed that its 24.7 percent increase in UNE-L monthly rates for the Anchorage market from $14.92 to $18.64 was final and effective from June 25, 2004. This change was reflected in third quarter revenue. On October 27, ACS and GCI executed and filed with the RCA a final 5 year interconnect agreement for Anchorage resolving all outstanding issues.

    -- In October, ACS executed a settlement agreement in the case of Turner et al. v. ACS Long Distance, Inc. and ACS Group, which proposes class members will receive coupons for any ACS wireline, wireless or data service, as well as ACS-LD interstate residential long distance minutes. These benefits are available only to ACS customers. On October 27, the court granted preliminary approval of the Turner settlement and final approval is expected in February 2005.

    Business Outlook

    ACS currently expects revenue for the fourth quarter of 2004 to be in the range of $76 to $78 million. EBITDA is expected to be in the range of $26 to $27 million, exclusive of charges incurred following the withdrawal of our IDS filing.
    For 2005, ACS expects revenue to be in the range of $310 to $320 million and EBITDA to be in the range of $108 to $112 million.
    Pelletier concluded, "Our renewed devotion to customers combined with our diligent strategy execution is bearing fruit. Revenue growth is strong, and from a services and product standpoint, the platform we are building will be meaningful in our fourth quarter and next year. Although the industry is being impacted by the introduction of cable telephony, our momentum is building as we focus on our differentiators, achieve synergies, drive out costs and improve productivity."

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss third quarter results and the initiation of the dividend program. For parties in the United States and Canada, call 800-366-3908 to access the earnings call. International parties can access the call at 303-262-2130. The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Saturday, October 30, 2004 at 12:00 midnight ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11011345. International parties should call 303-590-3000 and enter pass code 11011345.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at our investor site at www.alsk.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


                                                          Schedule  1

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER FINANCIAL DATA
          (Unaudited, in Thousands, Except per Share Amounts)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- -------------------
                                  2004      2003      2004      2003
                              --------- --------- --------- ---------
Operating revenues:
 Local telephone               $51,246   $53,261  $159,976  $162,472
 Wireless                       16,204    12,591    41,266    34,868
 Directory                           -         -         -    11,631
 Internet                        5,295     8,223    15,013    24,416
 Interexchange                   3,878     4,147    11,077    12,623
                              --------- --------- --------- ---------
  Total operating revenues      76,623    78,222   227,332   246,010

Operating expenses:
 Local telephone                35,170    30,160    96,806    84,267
 Wireless                       10,970     7,545    27,229    21,796
 Directory                           -         -         -     5,249
 Internet                        7,291    11,730    21,204    35,829
 Interexchange                   5,637     6,056    15,511    17,886
 Unusual charges                     -    54,539         -    54,539
 Depreciation and
  amortization                  19,770    22,044    57,686    66,735
 Loss (Gain) on disposal of
  assets, net                    2,600   (15,968)    2,825  (112,507)
                              --------- --------- --------- ---------
  Total operating expenses      81,438   116,106   221,261   173,794
                              --------- --------- --------- ---------

Operating income                (4,815)  (37,884)    6,071    72,216

Other income and expense:
 Interest expense              (11,665)  (22,586)  (38,914)  (51,478)
 Interest income and other         239   (15,100)      614   (10,121)
                              --------- --------- --------- ---------
  Total other income
   (expense)                   (11,426)  (37,686)  (38,300)  (61,599)
                              --------- --------- --------- ---------

Income (Loss) before income
 taxes                         (16,241)  (75,570)  (32,229)   10,617

Income taxes                         1         -         1         -
                              --------- --------- --------- ---------

Income (Loss) from continuing
 operations                    (16,242)  (75,570)  (32,230)   10,617
Loss from discontinued
 operations, net of tax              -         -         -       (52)
                              --------- --------- --------- ---------
Net loss                      $(16,242) $(75,570) $(32,230)  $10,565
                              ========= ========= ========= =========

Net income (loss) per share -
 basic and diluted:
 Income (Loss) from
  continuing operations          (0.55)    (2.54)    (1.10)     0.35
 Loss from discontinued
  operations, net of tax             -         -         -     (0.00)
                              --------- --------- --------- ---------
 Net income (loss)              $(0.55)   $(2.54)   $(1.10)    $0.35
                              ========= ========= ========= =========
Weighted average shares
 outstanding:
 Basic and diluted              29,384    29,786    29,418    30,165
                              ========= ========= ========= =========

Adjusted EBITDA                $21,634   $16,371   $71,051   $68,820
                              ========= ========= ========= =========

Note: Certain reclassifications have been made to the 2003 data to conform with the current presentation.


                                                           Schedule 2

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)


                                            September 30, December 31,
                    Assets                        2004       2003
                                                ---------- ----------
Current assets:
 Cash and cash equivalents                        $79,689    $97,798
 Restricted cash                                    4,690      3,635
 Accounts receivable-trade, net of allowance of
  4,005 and 4,432                                  38,233     41,718
 Materials and supplies                             7,051     10,099
 Prepayments and other current assets               7,287      5,850
                                                ---------- ----------
   Total current assets                           136,950    159,100

Property, plant and equipment                   1,058,889  1,041,904
Less:  Accumulated depreciation and
 amortization                                     640,110    603,760
                                                ---------- ----------
 Property, plant and equipment, net               418,779    438,144

Goodwill                                           38,403     38,403
Intangible Assets                                  21,917     22,055
Debt issuance costs, net of amortization of
 7,356 and 5,417                                   16,428     18,939
Deferred charges and other assets                   9,195      8,750
                                                ---------- ----------
Total assets                                     $641,672   $685,391
                                                ========== ==========

           Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of long-term obligations          $2,294     $1,982
 Accounts payable-affiliates                        3,611      5,082
 Accounts payable, accrued and other current
  liabilities                                      49,211     47,303
 Income taxes payable                                 (26)     1,095
 Advance billings and customer deposits             8,678      8,766
                                                ---------- ----------
   Total current liabilities                       63,768     64,228

Long-term obligations, net of current portion     530,970    548,238
Other deferred credits and long-term
 liabilities                                       75,560     71,065

Stockholders' equity (deficit):
 Preferred stock, no par, 5,000 authorized, no
  shares issued and outstanding                         -          -
 Common stock, .01 par value; 145,000 shares
  authorized, 33,936 and
  33,611 shares issued and 29,387 and 29,343
  outstanding, respectively                           339        336
 Common stock, .01 par value; 267 shares
  subject to mandatory redemption                       -     (1,198)
 Treasury stock, 4,549 and 4,268 shares,
  respectively, at cost                           (18,443)   (17,118)
 Paid in capital in excess of par value           280,049    278,181
 Accumulated deficit                             (286,028)  (253,798)
 Accumulated other comprehensive loss              (4,543)    (4,543)
                                                ---------- ----------
   Total stockholders' equity (deficit)           (28,626)     1,860
                                                ---------- ----------
Total liabilities and stockholders' equity
 (deficit)                                       $641,672   $685,391
                                                ========== ==========

                                                          Schedule 3

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     SCHEDULE OF ADJUSTED REVENUES
                       (Unaudited, in Thousands)


                              Three Months Ended   Nine Months Ended
                                September 30,        September 30,
                             ------------------  --------------------
                                2004      2003        2004      2003
                             -------- ---------  ---------- ---------

Total operating revenues     $76,623   $78,222    $227,332  $246,010

Adjustment for sale of the
 Company's
 directory business  -
 Directory revenues                -         -           -   (11,631)
                             -------- ---------  ---------- ---------

Total adjusted operating
 revenues                    $76,623   $78,222    $227,332  $234,379
                             ======== =========  ========== =========


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance. Within this press release, the Company has disclosed its total operating revenues adjusted to exclude the impact of disposed of operations (Total adjusted operating revenues) as the Company believes that such data will facilitate more useful period-to-period comparisons of the Company's ongoing operations.


                                                           Schedule 4

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
                       (Unaudited, in Thousands)


                               Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                               ------------------ -------------------
                                   2004     2003      2004      2003
                               --------- -------- --------- ---------

Local telephone revenues:
   Local network service        $23,224  $24,022   $68,972   $73,370
   Network access revenue        23,128   23,750    75,362    73,951
   Deregulated and other          4,894    5,489    15,642    15,151
                               --------- -------- --------- ---------

     Local telephone revenues   $51,246  $53,261  $159,976  $162,472
                               ========= ======== ========= =========


                                                          Schedule 5

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                SCHEDULE OF ADJUSTED EBITDA CALCULATION
                       (Unaudited, in Thousands)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- -------------------
                                 2004      2003      2004      2003
                              --------- --------- --------- ---------


Net income (loss)             $(16,242) $(75,570) $(32,230)  $10,565
 Add (subtract):
   Interest expense             11,718    22,586    39,054    51,478
   Income tax benefit                1         -         1         -
   Depreciation and
    amortization                19,770    22,044    57,686    66,735
   (Gain) Loss on disposal of
    assets, net                  2,600   (15,968)    2,825  (112,507)
   Gain on Foreign Exchange          -      (157)        -    (4,261)
   Impairment charges related
    to SOA                           -    63,759         -    63,759
   Non-cash pension expense        183         -       549         -
   Non-cash adjustment to
    litigation reserves              -         -      (438)        -
                              --------- --------- --------- ---------

    EBITDA                      18,030    16,694    67,447    75,769

   Adjustment for
    discontinued operations          -         -         -        52
   Adjustment for the
    termination of airplane
    lease                        2,854         -     2,854         -
   Adjustment for Neptune
    capped commitment              750         -       750         -
   Adjustment for sale of the
    Company's
    directory business  -
    Directory EBITDA                 -      (323)        -    (7,001)
                              --------- --------- --------- ---------

    Adjusted EBITDA            $21,634   $16,371   $71,051   $68,820
                              ========= ========= ========= =========


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense and other non-cash charges inclusive of non cash pension expense and a non cash release of litigation reserves following legal settlement (EBITDA) because the Company believes it is an important indicator because it provides information about our ability to service debt, pay dividends and fund capital expenditures.

      To further assist the reader in understanding operations, EBITDA has also been adjusted to exclude the impact of discontinued and disposed of operations (Adjusted EBITDA) as the Company believes that such data will facilitate more useful period-to-period comparisons of the Company's ongoing operations. EBITDA and adjusted EBITDA are not GAAP measures and should not be considered a substitute for net income and loss and other measures of financial performance recorded in accordance with GAAP.


                                                          Schedule 6A
              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      KEY OPERATING STATISTICS
                             (Unaudited)
                                 September 30, June 30, September 30,
                                 ------------- -------- -------------
                                      2004       2004          2003
                                 ------------- -------- -------------

Local telephone:
 Retail access lines (1)              209,414  212,487       221,956
 Wholesale access lines                17,498   21,310        18,803
 UNE loop lines                        68,522   68,662        67,542
 UNE platform lines                     6,250    4,814         4,899
                                 ------------- -------- -------------
 Total local telephone access
  lines                               301,684  307,273       313,200
                                 ============= ======== =============

 Average local telephone access
  lines for the quarter               304,479  308,202       314,320
 Average local telephone revenue
  per line for the quarter             $56.10   $57.27        $25.48
 Quarterly growth rate in local
  telephone access lines                 -1.8%    -0.6%         -0.7%

Wireless
 Covered population                   480,422  480,422       478,413

 Ending subscribers                    95,529   91,083        83,993
 Average subscribers for the
  quarter                              93,306   89,537        83,444
 Quarterly growth rate                    4.9%     3.5%          1.3%

 Activations for the quarter            9,219    8,054         6,010
 Deactivations for the quarter          4,773    4,962         4,911
 Average monthly churn for the
  quarter                                 1.7%     1.7%          1.9%

 Penetration                             19.9%    19.0%         17.6%
 Quarterly Minutes of use (000's)      73,983   68,708        64,033

 Average revenue per subscriber
  for the quarter(2)                   $47.43   $44.59        $43.47

Long Distance:
 Long distance subscribers             44,334   42,653        43,499
 Quarterly Minutes of use
  (000's)                              36,614   33,119        38,954
 Average subscribers for the
  quarter                              43,494   42,353        43,894
 Average revenue per subscriber
  for the quarter                      $29.70   $29.83        $31.49

Internet:
  DSL subscribers                      22,592   20,963        16,294
  Dial-Up and other service
   subscribers                         23,699   24,215        29,057
                                 ------------- -------- -------------
    Total Internet subscribers         46,291   45,178        45,351
                                 ============= ======== =============

 Average subscribers for the
  quarter                              45,735   45,432        44,978
 Average DSL & dial up revenue
  per subscriber for the
  quarter(3)                           $28.98   $29.32        $28.74


(1) Prior period retail access lines impacted by change in line count methodology.

(2) Wireless ARPU has been restated to better reflect ongoing revenue derived from ACS's wireless customers. The restated ARPU excludes equipment sales, foreign roaming (non-ACS customers roaming on ACS's network) and access termination revenue. Previously, wireless ARPU was based on all wireless revenues, including those that were not derived from ACS's customer base.

(3) Internet ARPU has been restated to include only DSL and dial-up revenues. Previously, internet ARPU included all internet revenues; however, the customer base included only DSL and dial-up subscribers. The restated ARPU provides consistency between revenues and customer counts.

                                                          Schedule 6B
              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      KEY OPERATING STATISTICS
                             (Unaudited)


                               September 30,  June 30,       Net
                                    2004        2004       Movement
                               ------------- ----------- ------------

 Local telephone retail access
  lines(1)                          209,414     212,487       (3,073)

 Wireless subscribers                95,529      91,083
   Less adjustment for
    resellers                        (6,655)     (6,635)
                               ------------- -----------
                                     88,874      84,448        4,426
                               ------------- -----------

 Long distance subscribers           44,334      42,653        1,681

 DSL and dial up subscribers         46,291      45,178        1,113
                               ------------- ----------- ------------

                                    388,913     384,766        4,147
                               ============= =========== ============

(1) Prior period retail access lines impacted by change in line count methodology


                                                           Schedule 7
              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     SCHEDULE OF FREE CASHFLOWS
                      (Unaudited, in Thousands)

                        Three     Three       Three         Nine
                        Months    Months      Months        Months
                        Ended     Ended       Ended         Ended
                       March 31, June 30,  September 30, September 30,
                       --------- --------- ------------ -------------
                           2004      2004      2004          2004
                       --------- --------- ------------ -------------

Net cash provided
 by operating
 activities              $5,674   $17,460      $15,460       $38,594

Total construction and
 capital expenditures   (10,311)  (10,718)     (16,915)      (37,944)
                       --------- --------- ------------ -------------

Free Cashflow            (4,637)    6,742       (1,455)          650

CDMA Growth  & Neptune
 optical fiber capacity   2,050     3,573        7,155        12,778
                       --------- --------- ------------ -------------

Adjusted free cashflow  $(2,587)  $10,315       $5,700       $13,428
                       ========= ========= ============ =============


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed net cashflow provided by operations net of total construction and capital expenditures (free cashflow) and free cashflow adjusted for growth capital investments in CDMA wireless technology and Neptune optical fiber capacity, which the company plans to fund from existing cash reserves (Adjusted free cashflow). The Company believes it is an important indicator because it provides information about our ability to service debt and pay dividends. Free cashflow and adjusted free cashflow are not GAAP measures and should not be considered a substitute for increase (decrease) in cash and other measures of financial performance recorded in accordance with GAAP.



    CONTACT: Alaska Communications Systems
             Mary Ann Pease, 907-297-3000
             mpease@acsalaska.com
             or
             ACS Investors:
             Lippert/Heilshorn & Associates
             Kirsten Chapman / David Barnard, CFA, 415-433-3777 david@lhai-sf.com